Exhibit No. 99.1

Workstream Inc. Signs Definitive Agreement to Acquire the Assets of HRSoft, LLC

     Company Strengthens Performance Management Suite with New Functionality Including Competencies, Succession Planning and Organizational Charting

Ottawa, ON and Morristown, NJ - October 8, 2004 - Workstream Inc.,(TM) (NASDAQ:
WSTM), a provider of Enterprise Workforce Management software, today announced it has agreed to acquire the assets of privately held HRSoft, LLC, a provider of Talent Management software and services for Global 2000 companies. The acquisition will immediately strengthen Workstream's customer base, expand its Workstream Performance product suite adding succession planning, leadership, skills and competencies, and organizational charting. HRSoft provides an end-to-end performance management through its HRM Connect Executive(TM) solutions.

"The acquisition of HRSoft continues to reinforce our growing leadership in Talent Management, a growing segment of the overall Human Capital Management market," said Michael Mullarkey, Chairman and CEO of Workstream. "Our vision is to become the leading provider of human resource application services that enable organizations to more effectively manage and create high performing workforces. Today's announcement also reinforces our commitment to delivering best-in-class performance management solutions."

HRSoft's customers include companies such as Johnson & Johnson Inc., Electronic Data Systems Corp., Vanguard, H.J. Heinz Co. and DRS Technologies Inc. With this acquisition, HRSoft customers will also benefit from the broader services offered by Workstream, including recruiting, performance management and compensation solutions.

 Workstream expects benefits of the acquisition to include:

      o A broader suite of Enterprise Workforce Management applications, which are delivered through a "software as a service" approach;

      o     Provide additional recurring revenue sources;

      o     A combined customer base of more than 380 Global 2000 customers; and

      o     Blending of the HRSoft and Workstream Performance offerings.

"HRSoft has built a strong brand around delivering quality Talent Management solutions for some of the most well known companies in the world. By joining forces with Workstream, our customers now have access to a growing suite of complementary HCM service offerings," said Ryan Tweedie, CEO of HRSoft.

HRM Connect Executive products include:

Succession Planning and Leadership Development o Succession related 'what-if' planning

      o     Assess management skills and talents

      o     Identify skills shortages as well as high potential individuals

Competency Management

      o     Align development activities with business needs

      o     Maintain consistent competency cross-organizational model

      o Manage skills inventories as well as management and technical competencies

Development planning

      o     Track performance, potential and objectives

      o     Build individual development and career plans

      o     Match existing competencies and skills to current and future needs

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Organizational Charting - HR Charter

      o     Graphical view of key issues such as succession blockages

      o     Integrated to ERP systems such as PeopleSoft About Workstream Inc.

Workstream Inc. (NASDAQ: WSTM) is a provider of Enterprise Workforce Management software and professional services to the Global 2000. Workstream's products provide Recruitment, Performance, Compensation and Rewards Management for employees, managers and corporations. Workstream was named to the Deloitte & Touche Fast 500 list of the fastest growing software companies for 2003. Through its 12 offices and 200 dedicated human resource employees across North America, Workstream services customers such as BearingPoint, Chevron, Eli Lilly Canada, The Gap, Home Depot, Kaiser Permanente, KPMG Canada, Motorola, Nike, Nordstrom, Samsung, Sony Music Canada, VISA, Watson Wyatt, and Wells Fargo. For more information visit www.workstreaminc.com or call toll free 1-866-470-WORK.

About HRSoft LLC

Headquartered in Morristown, New Jersey, HRSoft, LLC has been a leader in human resource planning systems since 1983 with a client base that includes many Fortune 1000 companies. HRSoft, LLC has been one of the leaders in the talent management software industry almost two decades ago, and has been setting the industry standard ever since. To a client base that encompasses many of the Fortune 1000 and Financial Times 100 organizations such as Johnson & Johnson Inc. (NYSE: JNJ), Electronic Data Systems Corp. (NYSE: EDS), Vanguard, H.J. Heinz Co. (NYSE: HNZ) and DRS Technologies Inc. (NYSE: DRS). HRSoft, LLC offers comprehensive strategic talent management software solutions for succession planning and leadership development, performance management, competency management, career and development planning, organizational charting, modeling and hierarchy management. HRSoft is a PeopleSoft Software Alliance Partner, a Microsoft Certified Solution Provider, and maintains a strategic alliance with Personnel Decisions International (PDI).

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Workstream's management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: inability to grow our client base and revenue because of the number of competitors and the variety of sources of competition we face; client attrition; inability to offer services that are superior and cost effective when compared to the services being offered by our competitors; inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; as well as the inability to enter into successful strategic relationships and other risks detailed from time to time in filings with the Securities and Exchange Commission.

For More Information:

Investor Relations Contact:
Tammie Brown
Workstream Inc.
Tel: 877-327-8483 ext.263
tammie.brown@workstreaminc.com